EXHIBIT 21


                         SUBSIDIARIES OF THE REGISTRANT



                                                State or other jurisdiction of
Name of subsidiary                              incorporation or organization
------------------                              -----------------------------



LifeUSA Insurance Company                       Minnesota

LifeUSA Securities, Inc.                        Minnesota

LifeUSA Marketing, Inc.                         Minnesota